Exhibit (a)(1)(vii)

INCENTIVE STOCK OPTION AGREEMENT

UNDER

STEREOTAXIS, INC.

2002 STOCK INCENTIVE PLAN

THIS AGREEMENT, made this              day of                         , 20__, by and between Stereotaxis, Inc., a Delaware corporation (the “Company”), and                          (“Optionee”).

WITNESSETH THAT:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted the Stereotaxis, Inc. 2002 Stock Incentive Plan (as amended and/or restated from time to time, the “Plan”) pursuant to which options, performance share awards, restricted stock and stock appreciation rights with respect to shares of the common stock of the Company may be granted to employees of the Company and its subsidiaries and certain other individuals; and

WHEREAS, the Company desires to grant to Optionee the option to purchase certain shares of its stock under the terms of the Plan;

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Grant Subject to Plan. This option is granted under and is expressly subject to, all the terms and provisions of the Plan, which terms are incorporated herein by reference. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Committee referred to in Paragraph 4 of the Plan (“Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make grants of options.

2. Grant and Terms of Option. (a)Pursuant to action of the Committee, which action was taken on                     , 200_ (“Date of Grant”), the Company grants to Optionee the option to purchase all or any part of                          (            ) shares of the common stock of the Company, for a period of time as set forth on Exhibit A attached hereto and incorporated herein by reference, at the purchase price of $             per share; provided, however, that the right to exercise such option shall be, and is hereby, subject to such further restrictions as set forth on Exhibit A attached hereto and incorporated herein by reference, including without limitation restrictions as to vesting and expiration of this option. Notwithstanding the foregoing, in the event of a Change of Control (as hereinafter defined) and if Optionee is involuntarily terminated for reasons other than Cause or terminates for Good Reason in contemplation of, on or within one (1) year after the date of, the Change of Control, Optionee may purchase 100% of the total number of shares to which this option relates, subject only to the expiration date of this option set forth on Exhibit A. The purchase price of the shares subject to the option may be paid for (i) in cash, (ii) in the discretion of the Committee, by tender of shares of Common Stock already owned by Optionee, or (iii) in the discretion of the Committee, by a combination of methods of payment specified in clauses (i) and (ii). In addition, Optionee may effect a “cashless exercise” of this option in which the option shares are sold through a broker and a portion of the proceeds to cover the exercise price is paid to the Company, or otherwise, all in accordance with the rules and procedures adopted by the Committee. Provided, however, that no shares of Common Stock may be tendered in exercise of this option if such shares were acquired by Optionee through the exercise of an Incentive Stock Option, unless (i) such shares have been held by Optionee for at least one year, and (ii) at least two years have elapsed since such Incentive Stock Option was granted.

3. Definitions. For purposes of the Award, the following terms shall have the following meanings, except where otherwise noted:

(a) “Cause” shall mean Optionee’s fraud or willful misconduct as determined by the Committee

(b) “Change of Control” shall mean:

(i) The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or

(ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(iii) The consummation of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

(c) “Company” shall mean Stereotaxis, Inc., a Delaware corporation.

(d) “Disability” or “Disabled” shall mean Optionee is permanently and totally disabled within the meaning of Section 422(c)(6) of the Internal Revenue Code of 1986, as amended, which, as of the date hereof, shall mean that Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Optionee shall be considered Disabled only if Optionee furnishes such proof of Disability as the Committee may require.

(e) “Good Reason” shall mean”:

(i) Requiring Optionee to be based at any office or location more than 50 miles from Optionee’s office or location as of the date of the Change of Control;

(ii) The assignment to Optionee of any duties inconsistent in any respect with Optionee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of the date of the Change of Control or any action by the Company or any of its subsidiaries which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an action taken by the Company or one of its subsidiaries, to which Optionee objects in writing by notice to the Company within 10 business days after Optionee receives actual notice of such action, which is remedied by the Company or one of its subsidiaries promptly but in any event no later than 5 business days after Optionee provided such notice; or

(iii) The reduction in Optionee’s total compensation and benefits below the level in effect as of the date of the Change of Control.

4. Anti-Dilution Provisions. In the event that, during the term of this Agreement, there is any change in the number or kind of shares of outstanding Common Stock of the Company by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the number of shares covered by this option agreement and the price thereof shall be adjusted, to the same proportionate number of shares and price as in this original agreement.

5. Investment Purpose. Optionee represents that, in the event of the exercise by him of the option hereby granted, or any part thereof, he intends to purchase the shares acquired on such exercise for investment and not with a view to resale or other distribution; except that the Company, at its election, may waive or release this condition in the event the shares acquired on exercise of the option are registered under the Securities Act of 1933, or upon the happening of any other contingency which the Company shall determine warrants the waiver or release of this condition. Optionee agrees that the certificates evidencing the shares acquired by him on exercise of all or any part of this option, may bear a restrictive legend, if appropriate, indicating that the shares have not been registered under said Act and are subject to restrictions on the transfer thereof, which legend may be in the following form (or such other form as the Company shall determine to be proper), to-wit:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, but have been issued or transferred to the registered owner pursuant to the exemption afforded by Section 4(2) of said Act. No transfer or assignment of these shares by the registered owner shall be valid or effective, and the issuer of these shares shall not be required to give any effect to any transfer or attempted transfer of these shares, including without limitation, a transfer by operation of law, unless (a) the issuer shall have received an opinion of its counsel that the shares may be transferred without requirement of registration under said Act, or (b) there shall have been delivered to the issuer a ‘no-action’ letter from the staff of the Securities and Exchange Commission, or (c) the shares are registered under said Act.”

6. Non-Transferability. Neither the option hereby granted nor any rights thereunder or under this Agreement may be assigned, transferred or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect. The option may be exercised during Optionee’s lifetime only by him.

7. Termination of Employment. Optionee must exercise the option prior to his termination of employment, except that if the employment of Optionee terminates without Cause Optionee may exercise this option, to the extent that he was entitled to exercise it at the date of such termination of employment, at any time within three (3) months after such termination, but not after five (5) years from the Date of Grant. If Optionee terminates employment on account of disability he may exercise such option to the extent he was entitled to exercise it at the date of such termination at any time within one (1) year of the termination of his employment but not after five (5) years from the Date of Grant. For this purpose Optionee shall be deemed to be disabled if he is permanently and totally disabled within the meaning of Section 422(c)(6) of the Internal Revenue Code of 1986, as amended (“Code”), which, as of the date hereof, shall mean that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Optionee shall be considered disabled only if he furnishes such proof of disability as the Committee may require. Notwithstanding anything herein to the contrary, in the event Optionee terminates employment with the Company (i) on or after attainment of age fifty-five (55) with at least ten (10) years of service with the Company, or (ii) on or after attainment of age sixty-five (65) with at least five (5) years of service with the Company, such shares shall remain exercisable until the earlier of (i) three (3) years from the Optionee’s termination date, or (ii) five (5) years from the Date of Grant. The option hereby granted shall not be affected by any change of employment so long as Optionee continues to be an employee of the Company or a subsidiary thereof. Nothing herein shall confer on Optionee the right to continue in the employ of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary thereof to terminate his employment at any time.

8. Death of Optionee. In the event of the death of Optionee during the term of this Agreement and while he is employed by the Company (or a subsidiary), or within three (3) months after the termination of his employment (or one (l) year in the case of the termination of employment if Optionee is disabled as determined under paragraph 6, above), this option may be exercised, to the extent that he was entitled to exercise it at the date of his death, by a legatee or legatees of Optionee under his last will, or by his personal representatives or distributees, at any time within a period of one (1) year after his death, but not after five (5) years from the date hereof, and only if and to the extent that he was entitled to exercise the option at the date of his death.

9. Shares Issued on Exercise of Option. It is the intention of the Company that on any exercise of this option it will transfer to Optionee shares of its authorized but unissued stock or transfer Treasury shares, or utilize any combination of Treasury shares and authorized but unissued shares, to satisfy its obligations to deliver shares on any exercise hereof.

10. Committee Administration. This option has been granted pursuant to a determination made by the Committee, and such Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this option, shall have plenary authority to interpret any provision of this option and to make any determinations necessary or advisable for the administration of this option and the exercise of the rights herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Optionee by the express terms hereof.

11. Option an Incentive Stock Option. It is intended that this option shall be treated as an incentive stock option under Section 422 of the Code.

12. Choice of Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction. Optionee is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri, County of St. Louis, to resolve any and all issues that may arise out of or relate to this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its Vice President and to be attested by its Secretary under the seal of the Company, pursuant to due authorization, and Optionee has signed this Agreement to evidence his acceptance of the option herein granted and of the terms hereof, all as of the date hereof.

STEREOTAXIS, INC.

By
Vice President

ATTEST:

Secretary

Optionee

Exhibit A

Term and Vesting of Incentive Stock Options

[TBD]

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